Exhibit 99.1

Contacts: Shaun A. Burke (CEO) or Carter M. Peters (CFO), 1-833-875-2492	NASDAQ: GFED

Guaranty Federal Bancshares, Inc. ANNOUNCES

Preliminary THIRD Quarter 2020 financial Results

Springfield, MO – OCTOBER 22, 2020

CEO Comments

“Many of Guaranty’s greatest accomplishments so far in 2020 were not on the ‘to-do’ list when the year started. Implementing protective equipment for the safety of our employees and customers, seamlessly transitioning to a more remote and technology driven business, issuing subordinated debt to improve our capital position, generating a significant amount of mortgages and Paycheck Protection Program (PPP) loans in a few short months, while growing deposits by over $105 million dollars are just a few examples of our 2020 activities. The buzzword of a new normal is being embraced by the Bank as we continue to adapt to virtual meetings, local health guidelines and segments of unknowns in the overall economy. The dedication and efforts by our team members as they continue to produce in this environment while maintaining a customer-first focus is why community banks, like Guaranty, are still as relevant today as they have ever been.

Third quarter 2020 financial results include net income of $1.9 million leading to diluted earnings per share of $0.44 compared to $0.57 from the prior year quarter. This quarter included $950,000 in additional funding of the allowance for loan loss reserves in response to the current economic climate. Overall, loan modifications and deferrals have started to recede with select industries still facing difficulties as COVID-19 restrictions hamper some business models. As evidenced by interest rate cuts made by the Federal Reserve in March of this year and recent dialogue that lower interest rates will be targeted as economic uncertainty prevails, net interest margin compression has continued. The lower rate environment has significantly increased refinance activity within our loan portfolio as well as competition in our markets for nearly all loan products. Our capital position remains above all regulatory thresholds and was further bolstered during the quarter with the issuance of $20.0 million of subordinated debt by our holding company. The strong demand and attractive rate in which we were able to place this issuance shows confidence by external investors in our company. Measured growth based on conservative practices is still our focus as we support our employees, customers, shareholders and communities during the end of 2020 and beyond.”

- Shaun A. Burke, President and Chief Executive Officer

2020 Third Quarter Subordinated Debt Offering

●

On July 29, 2020, the Company issued $20.0 million in fixed-to-floating rate subordinated debt. Proceeds will be used for general corporate purposes including, but not limited to, retirement of existing indebtedness, further strengthening of capital ratios and to provide additional liquidity as necessary. The debt has a fixed rate of 5.25% for the first five years and then a variable rate based on three-month SOFR plus 519 basis points for the final five years, if not called by the Company. This issuance provided a low-cost source of capital while not diluting current shareholders.

COVID-19 Loan Modifications

Due to financial hardships caused by the COVID-19 pandemic, loan modifications were granted to borrowers across all collateral types. As of September 30, 2020, 123 loans remained modified for $110.6M (table below) for periods from one to six months. As of September 30, 2020, 46% of original modifications have resumed scheduled payments with an additional 49% projected to resume their contractual payment schedules during the fourth quarter of 2020.

Collateral Type	# Loans Modified	Amount of Loans Modified ($)	Interest Only 3 Months or Less	Interest Only 4-6 Months	Full Payment Deferral 3 Months	Full Payment Deferral 3Months + Interest Only 3 Months	Full Payment Deferral 4-6 Months	Other
Hotel/Motel	12	$25,383,830	$-	$2,655,156	$-	$1,414,376	$2,551,422	$18,762,876
Multifamily	2	2,089,694	-	654,387	1,435,307	-	-	-
1-4 Family Investment	40	9,515,338	-	8,692,010	-	823,328	-	-
Theatre	7	18,445,196	-	-	-	11,685,378	-	6,759,818
Office	8	14,996,372	-	4,408,452	-	10,587,920	-	-
Retail (C&I & RE)	16	15,676,010	-	15,052,253	-	623,757	-	-
Warehouse	5	8,705,947	-	7,245,264	-	1,460,683	-	-
Auto/Transportation (C&I & RE)	7	1,401,570	-	1,401,570	-	-	-	-
Restaurant (C&I & RE)	8	4,716,836	35,848	2,912,115	-	1,768,873	-	-
Land & Land Development	5	2,146,492	-	648,430	-	218,184	-	1,279,878
Religious Organizations	1	1,880,000	-	1,880,000	-	-	-	-
Agricultural / Farmland	1	880,850	-	880,850	-	-	-	-
1-4 Family Consumer	3	332,586	-	-	120,591	-	211,995	-
Other	8	4,424,680	-	1,209,210	-	1,215,470	-	2,000,000
Total Modified Loans	123	$110,595,401	$35,848	$47,639,697	$1,555,898	$29,797,969	$2,763,417	$28,802,572

Select Quarterly Financial Data

Below are selected financial results for the Company’s third quarter of 2020, compared to the second quarter of 2020 and the third quarter of 2019.

	Quarter ended
	September 30, 2020	June 30, 2020	September 30, 2019
	(Dollar amounts in thousands, except per share data)
Net income available to common shareholders	$1,898	$1,883	$2,551

Diluted income per common share	$0.44	$0.43	$0.57
Common shares outstanding	4,337,615	4,337,615	4,335,949
Average common shares outstanding , diluted	4,346,277	4,340,751	4,454,332

Annualized return on average assets	0.67%	0.70%	1.01%
Annualized return on average common equity	8.60%	8.91%	12.09%
Net interest margin	2.90%	3.19%	3.46%
Efficiency ratio	70.31%	70.18%	69.12%

Common equity to assets ratio	7.74%	7.60%	8.24%
Tangible common equity to tangible assets	7.45%	7.30%	7.87%
Book value per common share	$20.24	$19.78	$19.22
Tangible book value per common share	$19.42	$18.92	$18.29
Nonperforming assets to total assets	1.03%	1.06%	1.11%

The following were items impacting the third quarter operating results as compared to the same quarter in 2019 and the financial condition results compared to December 31, 2019:

Interest income – Total interest income decreased $1.6 million (14%) during the quarter. The decrease is primarily due to declining interest rates on earning assets and our asset mix having greater percentages of cash and investment holdings rather than loans when compared to prior periods. The average balance of total interest-earning assets increased $130.1 million (14%) while the yield on average interest earning assets decreased 119 basis points to 3.74%. Compared to the third quarter of 2019, the average balance of the loan portfolio increased $27.4 million and the average loan yield decreased by 99 basis points to 4.46%. Further negatively impacting loan interest income and yield on loans was loan accretion amounts declining by $358,000 during the quarter when compared to the prior year quarter. Partially offsetting this decline in accretion income was $197,000 of loan fees recognized from the origination of PPP loans.

Interest expense - Total interest expense decreased $1.2 million (35%) during the quarter. The decrease is primarily driven by lower costs on all interest-bearing deposits and borrowings in the current low-rate environment. The average balance of interest-bearing liabilities increased $61.0 million (8%), while the average cost of interest-bearing liabilities decreased 68 basis points to 1.04%. Cuts to key interest rates by the Federal Reserve have caused significant reductions across the yield curve in 2020, however, pricing strategies by other institutions in our markets will continue to create competitive pressures on deposit rates. To fund its asset growth and maintain prudent liquidity levels going forward, the Company will continue to utilize a cost-effective mix of retail and commercial core deposits along with non-core, wholesale funding.

See the Analysis of Net Interest Income and Margin table below for the third quarter.

Asset Quality, Provision for Loan Loss Expense and Allowance for Loan Losses – The Company’s nonperforming assets increased to $11.7 million (6%) as of September 30, 2020, compared to $11.0 million as of December 31, 2019.

Based on its reserve analysis and methodology, the Company recorded $950,000 in provision for loan loss expenses during the quarter compared to $100,000 recorded during the prior year quarter. The decision to expense this amount was due to segments of our loan portfolio experiencing continued weakness as a result of COVID-19 virus related economic slowdowns and social distancing restrictions. At September 30, 2020, the allowance for loan losses of $9.7 million was 1.23% of gross loans outstanding (excluding mortgage loans held for sale), an increase from the 1.04% reserved as of December 31, 2019.

In accordance with generally accepted accounting principles for acquisition accounting, the loans acquired through a prior acquisition were recorded at fair value; therefore, there was no allowance associated with the loans at acquisition. Management continues to evaluate the allowance needed on the acquired loans factoring in the net remaining discount of approximately $625,000 as of September 30, 2020.

Management believes the allowance for loan losses is at a sufficient level to provide for loan losses in the Bank’s existing loan portfolio.

Non-interest Income – Non-interest income increased $1,333,000 (69%) during the quarter compared to the same quarter in 2019. This was primarily due to increased income from the sale of mortgage loans of $472,000 (65%), an increase in realized gains from the sale of investment securities of $267,000 (861%), an increase in income from the sale of SBA loans of $198,000 (66%), increased gains on the sale of foreclosed assets of $166,000 (124%) and income of $161,000 (100%) recognized from a new loan swap product that debuted earlier in 2020. Offsetting these items was reduced service charge income of $72,000 (16%) due to lower volume of fee-based transactions.

Non-interest Expense – Non-interest expenses increased $782,000 (11%) when compared to the same quarter in 2019. This increase was made up of several items with the following being the largest contributors:

●

Salaries and employee benefit expenses increased $445,000 (11%) compared to the same quarter in 2019 primarily due to increased wages, commissions and incentives related to strong mortgage lending activity.

●

Data processing expenses increased $225,000 (61%) for the quarter when compared to the prior year quarter due to 2020 having a full quarter of expenses related to upgrades made to our core processing system in the last half of 2019.

●	FDIC assessment premiums increased $67,000 (168%) compared to the same quarter in 2019, due to credits being used in the prior year period to offset nearly all assessment related expenses.

Capital – As of September 30, 2020, stockholders’ equity increased $3.2 million (4%) to $87.8 million from $84.6 million as of December 31, 2019. Net income for the quarter exceeded dividends paid or declared by $1.2 million. The equity portion of the Company’s unrealized gains and losses related to our available-for-sale securities and interest rate swaps positively impacted equity balances by $0.7 million during the recently completed quarter. On a per common share basis, tangible book value increased to $19.42 at September 30, 2020 as compared to $18.71 as of December 31, 2019.

From a regulatory capital standpoint, all capital ratios for the Bank remain strong and above regulatory requirements.

Non-Generally Accepted Accounting Principle (GAAP) Financial Measures

In addition to the GAAP financial results presented in this press release, the Company presents non-GAAP financial measures discussed below. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance. Additionally, Company management believes that this presentation enables meaningful comparison of financial performance in various periods. However, the non-GAAP financial results presented should not be considered a substitute for results that are presented in a manner consistent with GAAP. A limitation of the non-GAAP financial measures presented is that the adjustments concern gains, losses or expenses that the Company does expect to continue to recognize; the adjustments of these items should not be construed as an inference that these gains or expenses are unusual, infrequent or non-recurring. Therefore, Company management believes that both GAAP measures of its financial performance and the respective non-GAAP measures should be considered together.

Operating Income

Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

●	Provision for income taxes
●	Net gains on the sale of investment securities
●	Commercial loan referral income
●	Net (gains) and losses on foreclosed assets held for sale
●	Provision for loan loss expense

A reconciliation of the Company’s net income to its operating income for the three and nine months ended September 30, 2020 and 2019 is set forth below.

	Quarter ended		Nine months ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019

	(Dollar amounts are in thousands)		(Dollar amounts are in thousands)

Net income	$1,898	$2,551	$5,886	$7,099

Add back:
Provision for income taxes	418	455	1,275	1,259
Income before income taxes	2,316	3,006	7,161	8,358

Add back/(subtract):
Net gains on investment securities	(298)	(31)	(461)	(80)
Commercial loan referral income	(161)	-	(1,097)	-
Net (gain) losses on foreclosed assets held for sale	(32)	134	49	113
Provision for loan losses	950	100	2,200	200
	459	203	691	233

Operating income	$2,775	$3,209	$7,852	$8,591

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has 16 full-service branches in Greene, Christian, Jasper and Newton Counties and a Loan Production Office in Webster County. Guaranty Bank is a member of the MoneyPass ATM network which provides its customers surcharge-free access to over 32,000 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the SEC, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

● the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

● the effects of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions;

● the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations;

● the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

● the willingness of users to substitute competitors’ products and services for our products and services;

● our success in gaining regulatory approval of our products and services, when required;

● the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

● technological changes;

● the ability to successfully manage and integrate any future acquisitions if and when our board of directors and management conclude any such acquisitions are appropriate;

● changes in consumer spending and saving habits;

● our success at managing the risks resulting from these factors; and

● other factors set forth in reports and other documents filed by the Company with the SEC from time to time.

Financial Highlights:

Operating Data:	Quarter ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
	(Dollar amounts are in thousands, except per share data)

Total interest income	$9,968	$11,581	$30,926	$33,977
Total interest expense	2,237	3,459	7,460	10,230
Net interest income	7,731	8,122	23,466	23,747
Provision for loan losses	950	100	2,200	200
Net interest income after
Provision for loan losses	6,781	8,022	21,266	23,547
Noninterest income
Service charges	370	442	1,093	1,263
Gain on sale of loans held for sale	1,195	723	2,621	1,711
Gain on sale of Small Business Administration loans	499	301	499	798
Gain on sale of investments	298	31	461	80
Commercial loan referral income	161	-	1,097	-
Other income	747	440	1,911	1,583
	3,270	1,937	7,682	5,435
Noninterest expense
Salaries and employee benefits	4,589	4,144	12,678	12,056
Occupancy	1,165	1,149	3,481	3,389
Other expense	1,981	1,660	5,628	5,179
	7,735	6,953	21,787	20,624
Income before income taxes	2,316	3,006	7,161	8,358
Provision for income taxes	418	455	1,275	1,259
Net income	$1,898	$2,551	$5,886	$7,099
Net income per common share-basic	$0.44	$0.58	$1.36	$1.60
Net income per common share-diluted	$0.44	$0.57	$1.36	$1.58

Annualized return on average assets	0.67%	1.01%	0.73%	0.97%
Annualized return on average equity	8.60%	12.09%	9.11%	11.40%
Net interest margin	2.90%	3.46%	3.11%	3.48%
Efficiency ratio	70.31%	69.12%	69.95%	70.67%

Financial Condition Data:	As of
	September 30,	December 31,
	2020	2019
Cash and cash equivalents	$122,004	$92,672
Available-for-sale securities	158,467	118,495
Loans, net of allowance for loan losses 9/30/2020 - $9,681; 12/31/2019 - $7,608	776,707	723,519
Intangibles	3,581	3,939
Premises and equipment, net	18,247	19,164
Lease right-of-use assets	8,618	9,053
Bank owned life insurance	25,152	24,698
Other assets	22,023	20,485
Total assets	$1,134,799	$1,012,025

Deposits	$926,920	$821,407
Advances from correspondent banks	66,000	65,000
Subordinated debentures	15,465	15,465
Subordinated notes	19,553	-
Other borrowed funds	-	11,200
Lease liabilities	8,699	9,106
Other liabilities	10,355	5,215
Total liabilities	1,046,992	927,393
Stockholders' equity	87,807	84,632
Total liabilities and stockholders' equity	$1,134,799	$1,012,025

Common equity to assets ratio	7.74%	8.36%
Tangible common equity to tangible assets ratio (1)	7.45%	8.00%
Book value per common share	$20.24	$19.62
Tangible book value per common share (2)	$19.42	$18.71
Nonperforming assets	$11,660	$10,995

(1) Stockholder’s Equity less Intangibles divided by Total Assets less Intangibles

(2) Stockholders’ Equity less Intangibles divided by Common Shares Outstanding

Analysis of Net Interest Income and Margin
	Three months ended 9/30/2020			Three months ended 9/30/2019
	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost
ASSETS
Interest-earning:
Loans	$787,380	$8,814	4.46%	$759,961	$10,430	5.45%
Investment securities	152,163	1,004	2.62%	100,142	735	2.91%
Other assets	122,442	150	0.49%	71,773	417	2.31%
Total interest-earning	1,061,985	9,968	3.74%	931,876	11,582	4.93%
Noninterest-earning	70,028			69,711
	$1,132,013			$1,001,587

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing:
Savings accounts	$49,079	19	0.15%	$40,310	30	0.30%
Transaction accounts	521,312	543	0.41%	451,237	1,624	1.43%
Certificates of deposit	188,688	938	1.98%	227,996	1,226	2.13%
FHLB advances	66,000	303	1.83%	50,225	283	2.24%
Other borrowed funds	3,807	41	4.28%	9,089	111	4.85%
Subordinated notes	13,478	181	5.25%	-	-	0.00%
Subordinated debentures	15,465	212	5.45%	17,979	185	4.08%
Total interest-bearing	857,829	2,237	1.04%	796,836	3,459	1.72%
Noninterest-bearing	186,384			121,039
Total liabilities	1,044,213			917,875
Stockholders’ equity	87,800			83,712
	$1,132,013			$1,001,587
Net earning balance	$204,156			$135,040
Earning yield less costing rate			2.70%			3.21%
Net interest income, and net yield spread on interest earning assets		$7,731	2.90%		$8,123	3.46%
Ratio of interest-earning assets to interest-bearing liabilities		124%			117%